Exhibit 3.1

ARTICLES OF INCORPORATION

OF

FIRST BANKSHARES, INC.

I. NAME

The name of the Corporation is First Bankshares, Inc.

II. PURPOSE

The purpose for which the Corporation is organized is to act as a bank holding company and to transact any and all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act.

III. CAPITAL STOCK

Section 1. The Corporation shall have authority to issue ten million (10,000,000) shares of common stock, par value $3.20 per share.

Section 2. The Corporation may create or issue rights, options or warrants for the purchase of shares of the Corporation upon such terms and conditions and for such consideration, if any, and such purposes as may be approved by the Board of Directors. Such rights, options or warrants may be issued to directors, officers or employees as such of the Corporation or any subsidiary thereof, and not to the shareholders generally, without the requirement for shareholder approval.

Section 3. The holders of common stock shall be entitled to one vote per share on all matters as to which a stockholder vote is taken.

IV. DIRECTORS

Section 1. The Board of Directors shall consist of such a number of individuals as may be fixed or provided for in the Bylaws of the Corporation. The directors shall be elected for a one-year term at each annual meeting of shareholders. All directors shall remain in office until their successors have been duly elected by the shareholders and have qualified.

The initial directors of the Corporation shall be:

Larry L. Felton

Peter C. Jackson

Jonie N. Mansfield

Robert M. Moore, Jr.

Darrell G. Swanigan

James E. Turner, Jr.

Clinton L. Varner

Jack W. Webb, Jr.

Clay K. White

V. SHAREHOLDER APPROVAL OF CERTAIN TRANSACTIONS

An amendment of the Corporation’s articles of incorporation, a plan of merger or share exchange, a transaction involving the sale of all or substantially all of the Corporation’s assets other than in the regular course of business and a plan of dissolution shall be approved by the vote of a majority of all shareholders entitled to be cast in such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended by at least two-thirds of the directors in office, then the transaction shall be approved by the vote of 80% or more of all the votes entitled to be cast on such transaction by each voting group entitled to vote on the transaction.

VI. LIMIT ON LIABILITY AND INDEMNIFICATION

Section 1. To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages.

Section 2. To the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act and any other applicable law, the Corporation shall indemnify each director or officer of the Corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged liable by reason of his willful misconduct or a knowing violation of criminal law in the performance of his duty as such director or officer. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

Section 3. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section 2 of this Article against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been an employee, agent or consultant of the Corporation, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, to the same extent as if such person were specified as one to whom indemnification is granted in Section 2 of this Article.

Section 4. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee, agent or consultant of the Corporation against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

Section 5. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Sections 2 or 3 of this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

Section 6. The provisions of this Article shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act prior to such before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act occurring before the adoption of such amendment, modification or repeal.

Section 7. Every reference herein to director, officer, employee, agent or consultant shall include (i) every director, officer, employee, agent, or consultant of the Corporation or any corporation the majority of the voting stock of which is owned directly or indirectly by the Corporation, (ii) every former director, officer, employee, agent, or consultant of the Corporation, (iii) every person who may have served at the request of or on behalf of the Corporation as a director, officer, employee, agent, consultant or trustee of another corporation, partnership, joint venture, trust or other entity, and (iv) in all of such cases, his executors and administrators.

VII. INITIAL REGISTERED OFFICE AND AGENT

The post office address of the initial registered office is 1001 Haxall Point, Post Office Box 1122, Richmond, Virginia, 23218-1122. The name of the City in which the initial registered office is located is Richmond. The name of the initial registered agent is Jacob A. Lutz III, whose business office is the same as the registered office and who is a resident of Virginia and a member of the Virginia State Bar.

DATED: March 3, 2008

/s/ Jacob A. Lutz III
Jacob A. Lutz III

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